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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          THE STANDARD PRODUCTS COMPANY
             (Exact name of Registrant as specified in its Charter)

          Ohio                         1-2917                  33-0549970
(State or other jurisdiction         (Commission              (IRS Employer
     of incorporation)               File Number)           Identification No.)

                2401 South Gulley Road, Dearborn, Michigan, 48124
               (Address of principal executive offices) (Zip Code)

   Registrant's telephone number, including area code:  (313) 561-1100

                    Common Shares, $1.00 par value per share
            (Title of each class of securities covered by this Form)

                                      None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [x]     Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]     Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]     Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]     Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date: 1
             ---

Pursuant to the requirements of the Securities Exchange Act of 1934, The Standard Products Company has caused this certification/notice to be signed on it behalf by a duly authorized person.

                                    THE STANDARD PRODUCTS COMPANY


Date:    October 28, 1999           By:   /s/ Richard N. Jacobson
                                       ----------------------------
                                       Richard N. Jacobson
                                       Secretary